Exhibit 99.1

WASTE CONNECTIONS COMPLETES $250 MILLION
SALE OF SENIOR UNSECURED NOTES

FOLSOM, CA, April 1, 2011 - Waste Connections, Inc. (NYSE: WCN) today announced that it has completed a sale of notes under its existing Master Note Purchase Agreement in a private placement with certain institutional accredited investors. The Company issued and sold $250 million aggregate principal amount of senior unsecured notes at fixed interest rates with interest payable in arrears semi-annually on October 1 and April 1 beginning on October 1, 2011. Of these notes, $100 million will mature on April 1, 2016 with an annual interest rate of 3.30%, $50 million will mature on April 1, 2018 with an annual interest rate of 4.00%, and $100 million will mature on April 1, 2021 with an annual interest rate of 4.64%.

Proceeds from the sale of the notes will be used to reduce borrowings under the Company’s senior unsecured revolving credit facility and for general corporate purposes, which may include acquisitions.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This release shall not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Certain statements contained in this press release are forward-looking in nature, including statements related to the reduction of our indebtedness as a result of the use of proceeds from the note offering and potential acquisitions. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy. Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) our indebtedness could adversely affect our financial condition; we may incur substantially more debt in the future; and (2) competition for acquisition candidates, consolidation within the waste industry and economic and market conditions may limit our ability to grow through acquisitions. These risks and uncertainties, as well as others, are discussed in greater detail in Waste Connections’ filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.  There may be additional risks of which Waste Connections is not presently aware or that it currently believes are immaterial which could have an adverse impact on its business.  Waste Connections makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

CONTACT:
Waste Connections, Inc.
Worthing Jackman, (916) 608-8266
worthingj@wasteconnections.com